Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed registration statements of WidePoint Corporation on Forms S-8, File Nos. 333-124867 and 333-158772 of our report dated March 30, 2013, relating to the consolidated financial statements of WidePoint Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Moss Adams, LLP
Moss Adams, LLP

Scottsdale, Arizona

March 30, 2013